Exhibit 10.14

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of the 22 day of February 2007, by and between Eyeblaster Ltd. (the “Company”) and Amit Rahav, Israel I.D. number 024515132 (the “Employee”).

WHEREAS: the Company desires to employ the Employee and the Employee desires to engage in such employment, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1.	Employment

(a)	The Company agrees to employ the Employee as VP Marketing and the Employee agrees to be employed by the Company as VP Marketing according to the terms and conditions hereinafter set forth.

(b)	The Employee’s duties and responsibilities shall be defined by his supervisor and shall include but not be limited to those set forth in Appendix A attached herein, if such appendix is attached. The Employee shall be under the direct supervision of and comply with the directives of his appointed Supervisor or such officer/employee of the Company as may be appointed by the Chief Executive Officer of the Company (“Supervisor”).

(c)	Excluding periods of vacation and sick leave to which the Employee is entitled or required, the Employee agrees to devote total attention and full time to the business and affairs of the Company and its subsidiaries as required discharging the responsibilities assigned to the Employee hereunder. During the term of this Agreement, the Employee shall not be engaged in any other employment nor engage actively in any other business activities or in any other activities which may hinder his performance hereunder, with or without compensation, for any other person, firm or company without the prior written consent of the Company.

(d)	The Employee’s duties shall be in the nature of management duties that demand a special level of loyalty and accordingly the Law of Work Hours and Rest 5711 - 1951 shall not apply to this Agreement. The parties hereto confirm that this is a personal services contract and that the relationship between the parties hereto shall not be subject to any general or special collective employment agreement or any custom or practice of the Company in respect of any of its other employees or contractors.

2.	Salary

(a)

The Company agrees to pay or cause to be paid to the Employee during the term of this Agreement a gross salary of 42,000 NIS, gross monthly salary, per month (the “Base Salary”). The Base Salary shall be payable monthly in arrears, till the 10th day of each month.

(b)	All amounts payable hereunder shall be reviewed annually by the Supervisor.

Quarterly Bonus. The Company agrees to pay or cause to be paid to the Employee during the term of this Agreement a quarterly bonus of $6000 (the “Quarterly Bonus”), Subject to achieving the quarterly revenues targets. The Quarterly Bonus shall be payable, together with the Base Salary of the first month of the following quarter.

3.	Hours of Work

(a)	The Employee’s weekly working hours shall not be less than 42.5 hours per week, while working hours on Sunday to Thursday shall not be less than eight and a half hours per day. Regular working hours shall be from 09:00 to 18:00 (including a break of 30 minutes).

(b)	The Company has flexible working hours. The Employee will be entitled, if he so desires, to work different hours from those of the regular working hours after consultation with all his co-workers and after obtaining authorization from his Supervisor, and only upon his completing his full monthly quota of working hours, as are required by his position. The Employee shall also be required to work additional hours and/or irregular working days, as may be required by the Company, from time to time.

(c)	Due to the nature of the work and the flexible nature of the working hours as detailed above, the Employee’s working hours will not be supervised. In addition, due to the fact that the Company expects the Employee to work, in addition to the standard working hours detailed above, additional hours, a payment for 80 extra hours per month, on a global scale, is already included in the Base Salary. The Employee will be required to obtain prior authorization in order to work more than his required monthly quota of additional working hours, and to report to his Supervisor if he works more than this average amount.

4.	Employee Benefits

(a)	The Employee shall be entitled to the following benefits:

(i)	Sick Leave. The Employee shall be entitled to fully paid sick leave pursuant to the Sick Pay Law 5736 - 1976.

(ii)	Vacation. The Employee shall be entitled to an annual vacation of twenty one (21) working days per working year.

(iii)	Manager’s Insurance. The Company shall effect a Manager’s Insurance Policy (the “Policy”) in the name of the Employee from the first day of employment, and shall pay a sum up to 15.83% of the Employee’s Base Salary towards such Policy, of which 8.33% will be on account of severance pay and 5% on account of pension fund payments and up to a further 2.5% of the Employee’s Base Salary on account of disability pension payments. The Company shall deduct 5% from the Employee’s Base Salary to be paid on behalf of the Employee towards such Policy.

(iv)	Further Education Fund Contributions. From the first day of employment, the Company shall pay a sum equal to 7.5% of the Employee’s Base Salary and shall deduct 2.5% from the Employee’s Base Salary to be paid on behalf of the Employee toward a further education fund. Use of these funds shall be in accordance with the by-laws of such fund.

(v)	Motor Vehicle. The Company shall provide the Employee with a motor vehicle which shall be leased by the Company and shall be registered in the Company’s name for use by the Employee during the period of his employ with the Company. The motor vehicle shall be returned by the Employee to the Company upon the termination of the Employee’s employment with the Company for any reason. All taxes arising out of the use of the motor vehicle shall be borne by the Employee who acknowledges that such taxes will be withheld from his salary as required by law. It is further agreed and acknowledged by the Employee that any benefit arising to the Employee from the use of a Company motor vehicle pursuant to this Section 3(a)(v) shall in no way be deemed to form part of the Salary and the Employee shall have no claim against the Company for any severance pay or any social or other employment benefits arising from or based upon such benefits.

(vi)	Lunch. The Company shall provide a meal allowance for the Employee on working days according to a meal plan to be established by the Company. The cost of the meal allowance provided shall be considered part of the Employee’s taxable income.

5.	Intellectuals Properties, Inventions, Patents, Etc.

(a)	Intellectuals Properties, Inventions, Etc. The Employee agrees that any and all systems, work-in-progress, inventions, discoveries, improvements, processes, compounds, formulae, patents, copyrights and trademarks, made, discovered or developed by him, solely or jointly with others, or otherwise, during the term of his employment by the Company, and which may be useful in or relate to any business of the Company and/or any subsidiary or affiliate of the Company shall be fully disclosed by the Employee to his Supervisor, and shall be the sole and absolute property of the Company, and the Company will be the sole and absolute owner thereof. The Employee agrees that at all times, both during his employment and after the termination of his employment, he will keep all of the same secret from everyone except the Company and its duly authorized employees and will disclose the same to no one except as required in good faith in the course of his employment with the Company, or by law, or unless otherwise authorized in writing by his Supervisor.

(b)	Patents. The Employee agrees, at the request of the Company, to make application in due form for United States Letters Patent and foreign Letters Patent on any of such systems, inventions, discoveries, improvements, processes, compounds and formulae referred to in this Section, and to assign to the Company all of his right, title and interest in and to said inventions, discoveries, improvements, processes, compounds, formulae and patent applications or patents thereon, and to execute at any and all times any and all instruments, and to do any and all acts necessary, or which the Company may deem desirable, in connection with such applications for Letters Patent, in order to establish and perfect in the Company the entire right, title and interest in and to said systems, inventions, discoveries, improvements, processes, compounds, formulae and patent applications therefore, or in the conduct of any proceedings or litigation in regard thereto. It is understood and agreed that all costs and expenses, including but not limited to reasonable attorneys’ fees, incurred at the request of the Company in connection with any action taken by the Employee pursuant to this Section, shall be borne by the Company.

(c)	Trade Secrets, Etc. The Employee agrees that he shall not, during or after the termination of this Agreement, divulge, furnish or make accessible to any person, firm, corporation or other business entity, any systems, inventions, discoveries, improvements, processes, compounds, formulae referred to in this Section information and any trade secrets, technical data or know-how relating to the business, business practices, methods, products, processes, equipment, clients’ prices or other confidential or secret aspect of the business of the Company and/or any subsidiary or affiliate, except as may be required in good faith in the course of his employment with the Company or by law, without the prior written consent of the Company, unless such information shall become public knowledge (other than by reason of Executive’s breach of the provisions hereof).

6.	Non-Competition; Solicitation

(a)	The Employee agrees that during his employment with the Company and for a period of 18 months after the Employee leaves the Company’s employ for any reason, he shall not, without the written consent of the Company, directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant, option holder, lender of money, guarantor or in any other capacity, participate in, engage in or have a financial interest or management position or other interest in any business, firm, corporation or other entity if it competes directly with any business operation conducted by the Company or its subsidiaries or affiliates or any successor or assign thereof, nor will he solicit any other person to engage in any of the foregoing activities. Participation in the management of any business operation other than in connection with the management of a business operation which is in competition with the Company or its subsidiaries or affiliates or any successor or assign thereof shall not be deemed to be a breach of this Section. The foregoing provisions of this Section shall not prohibit the ownership by the Employee (as the result of open market purchase) of 1% or less of any class of capital stock of a corporation which is regularly public traded on a any national securities exchange.

(b)	The Employee will not at any time during his employment with the Company and for a period of 18 months after the Employee leaves the Company’s employ for any reason, solicit (or assist or encourage the solicitation of) any employee of the Company or any of its subsidiaries or affiliates to work for the Employee or for any business, firm, corporation or other entity in which the Employee, directly or indirectly, in any capacity described in this Section, participates or engages (or expects to participate or engage) or has (or expects to have) a financial interest or management position.

(c)	If any of the covenants contained in this Section, is held by a court of competent jurisdiction to be unenforceable because of the duration of such provision, the activity limited by or the subject of such provision and/or the area covered thereby, then the court making such determination shall construe such restriction so as to thereafter be limited or reduced to be enforceable to the greatest extent permissible by applicable law.

7.	Term and Termination

(a)	The term of employment under this Agreement shall commence as of the date of this Agreement and will continue unless terminated under the following circumstances:

(i)	Disability. The Company may terminate the Employee’s employment after having established the Employee’s disability. For purposes of this Agreement, “disability” means a physical or mental infirmity which impairs the Employee’s ability to substantially perform his duties under this Agreement which continues for a period of at least ninety (90) consecutive days. Upon termination for disability, the Employee shall be entitled to severance pay required by law (subject to the provisions of Section 6(b) below).

(ii)	Cause. The Company may terminate the Employee’s employment for cause. For purposes of this Agreement, termination for “cause” shall mean and include: (i) conviction of any felony involving moral turpitude or affecting the Company or its subsidiaries; (ii) any refusal to carry out a reasonable directive of the Supervisor which involves the business of the Company or its subsidiaries and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its subsidiaries; (iv) ownership direct or indirect, of an interest in a person or entity (other than a minority interest in a publicly traded company) in competition with the products or services of the Company or its subsidiaries, including those products or services contemplated in a plan adopted by the Board of Directors of the Company or its subsidiaries; (v) any breach of the Employee’s fiduciary duties or duties of care to the Company (except for conduct taken in good faith); (vi) any breach of this Agreement by the Employee, and (vii) any conduct (other than conduct in good faith) materially detrimental to the Company. If the employment of the Employee is terminated for cause, then the Employee shall only be entitled to: (x) severance pay in the amount required by law, if required; and (y) the portion of the Policy that was contributed by the Employee.

(iv)	Without Cause. The Company may terminate the Employee’s employment without cause provided that the Employee is given not less than thirty (30) days written notice. During such 30-day period the Employee shall be entitled to compensation pursuant to Section 2 above. Upon termination without cause, the Employee shall be entitled to severance pay required by law (subject to the provisions of Section 7(b) below).

(v)	Termination by Employee. The Employee may terminate his employment with the Company upon thirty (30) days notice to the Company. During such 30-day period the Employee shall be entitled to compensation pursuant to Section 2 above.

(b)	Upon the termination of the Employee’s employment with the Company, other than for cause (as defined in Section 7(a)(ii) above), the right to receive the Policy and the further education fund shall be automatically assigned to the Employee

(c)	The Company and Employee agree and acknowledge that in the event the Company transfers ownership of any Employee insurance policy or the right to receive such policy to the Employee, then such transfer shall be credited against any obligation that the Company may have to pay severance pay to the Employee pursuant to the Severance Pay Law, 5727-1963.

(d)	During the period following notice of termination by any party for any reason, the Employee shall cooperate with the Company and use his or her best efforts to assist the integration into the Company’s organization of the person or persons who will assume the Employee’s responsibilities. At the option of the Company, the Employee shall during such period either continue with his or her duties or remain absent from the premises of the Company.

(e)	In the event of any termination of his employment, whether or not for cause and whatever the reason, the Employee will promptly deliver to the Company all documents, data, records and other information pertaining to his employment or any proprietary information or the Company’s intellectual property, and the Employee will not take with him any documents or data, or any reproduction or excerpt of any documents or data, containing or pertaining to his employment or any proprietary information or Company’s intellectual property.

8.	Reserve Duty

The Employee shall continue to receive the salary provided for hereunder during periods of military reserve duty. The Employee hereby assigns and undertakes to pay to the Company any amounts received from the National Insurance Institute as compensation for such reserve duty service.

9.	Notice

For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth below or last given by each party to the other, except that notice of change of address shall be effective only upon receipt.

The initial addresses of the parties for purposes of this Agreement shall be as follows:

The Company:	Eyeblaster, Ltd. 3 HaYetsira St. P.O Box 2041 Ra’anana 43663, Israel Attn: G.M. / V.P. R&D

The Employee:	Amit Rahav 7 Grizim Str. Tel Aviv

10.	Miscellaneous

(a)	No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(b)	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict of law.

(c)	The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(d)	This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made either party which are not expressly set forth in this Agreement.

(e)

This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require such successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(f)	Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal personal representative.

(g)	The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be executed by its duly authorized officer and the Employee has executed this Agreement as of the day and year first above written.

Eyeblaster, Ltd.		Employee:

By:	/s/ Anat Gil	By:	/s/ Amit Rahav

Name: Anat Gil		Name: Amit Rahav

Title: HR Manager

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT, dated April 30, 2008 (the “Amendment”), to the Employment Agreement entered into as of the 22 day of February 2007 (the “Agreement”), by and between Eyeblaster Ltd. (the “Company”) and Amit Rahav, Israel I.D. number 024515132 (the “Employee”).

WHEREAS: the parties hereto desire to amend the Agreement as hereinafter set.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1.	Terms not otherwise defined herein shall have the meaning set forth in the Agreement.

2.	The following paragraph shall be inserted at the end of Section 7(a)(iv):

“For the avoidance of doubt, a material diminution in the nature or scope of Employee’s duties and responsibilities shall be deemed a termination by the Company without Cause, notice of which shall be deemed given on the first date any such diminution becomes effective.”

3.	A new Section 7A shall be instated in the Agreement as follows:

“7A.	Additional Compensation upon Termination

If Employee’s employment is terminated by either party without “Cause” (other than by reason of disability or death) then, in addition to any other entitlements due to him under the Agreement, the Company shall pay to the Employee a lump sum amount equal to the sum of (i) three months of Base Salary as in effect immediately prior to such termination and (ii) an amount equal to the bonus paid by the Company to the Employee with respect to achievement of pre-determined Company revenue targets (per the compensation scheme determined by the Company in advance) with respect to the three months preceding termination date; provided, however, that the Company’s obligations to make any payments under this Section 7A shall be subject to and conditioned upon Employee’s delivery to the Company of a general release in form and substance reasonably satisfactory to the Company.”

4.	A new Section 7B shall be instated in the Agreement as follows:

“7B.	ISOP

(a)

Upon the consummation of a Change in Control Event (as such term is defined below), 30% of any unvested options to purchase shares of the Company’s common stock shall become vested and be immediately exercisable and the remaining 70% shall continue to vest in accordance with the original vesting period set forth in the

Employee’s option agreement(s) in effect at such time. (b) If Employee’s employment is terminated by the Company without “Cause” (other than by reason of disability or death) within 12 months period following a Change in Control Event as set forth in Section 7(a)(iv) above, 50% of any unvested options held by the Optionee shall vest and be immediately exercisable.

“Change of Control Event” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of all or substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are shareholders or affiliates of the Company at the time the event is approved by the Company’s shareholders) owning fifty percent (50%) or more of the combined voting power of all classes of stock of the Company.”

5.	The Agreement, as amended by this Amendment, contains the entire agreement between the parties hereto and there are no agreements, warranties or representations which are not set forth therein or herein. This Amendment may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.

6.	All general terms described in the Agreement under the Section titled “Miscellaneous” are incorporated herein by reference.

IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be executed by its duly authorized officer and the Employee has executed this Agreement as of the day and year first above written.

Eyeblaster Ltd.		Employee:

By:	/s/ Sarit Firon	By:	/s/ Amit Rahav

Name: Sarit Firon		Name: Amit Rahav

Title: CFO